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CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated April 12, 2005, on the consolidated financial statements of AXM Pharma, Inc. as of December 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the two years then ended, and the inclusion of our name under the heading “Experts” in the Form S-3 Registration Statement filed with the Securities and Exchange Commission.

/s. Lopez, Blevins, Bork & Associates, LLP

Lopez, Blevins, Bork & Associates, LLP

Houston, Texas